Exhibit 99

                 Dillard's, Inc. Reports October Sales Results

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 8, 2007--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended November 3, 2007 were $444,698,000 compared to sales for the four weeks ended October 28, 2006 of $473,441,000. Total sales for the four-week period declined 6%. Sales in comparable stores declined 7%.

     Sales for the 13 weeks ended November 3, 2007 were $1,630,966,000 compared to sales for the 13 weeks ended October 28, 2006 of $1,716,868,000. Total sales declined 5% for the 13-week period. Sales in comparable stores declined 6% for the 13-week period.

     Sales for the 39 weeks ended November 3, 2007 were $5,043,075,000 compared to sales for the 39 weeks ended October 28, 2006 of $5,238,575,000. Total sales declined 4% for the 39-week period. Sales in comparable stores declined 5% for the 39-week period.

     During the four weeks ended November 3, 2007, sales in the Central region were above the Company's average sales performance for period. Sales were below trend in the Eastern and Western regions.

     During the four weeks ended November 3, 2007, the sales performance trend in the cosmetics category was significantly above the Company's average performance for the period. Sales of juniors' and children's apparel were significantly below trend for the period.

     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


     CONTACT: Dillard's, Inc.
              Julie J. Bull, 501-376-5965
              Director of Investor Relations